UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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California Coastal Communities, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALIFORNIA COASTAL COMMUNITIES, INC.
6 Executive Circle, Suite 250
Irvine, California 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held August 11, 2005

The annual meeting of stockholders (the “Annual Meeting”) of California Coastal Communities, Inc., a Delaware corporation (the “Company”) will be held at the Wyndham Hotel, 700 King Street, Wilmington, Delaware, on August 11, 2005, commencing at 9:30 a.m. local time, to consider and act upon the following:

(1)   To elect four directors of the Company, each for a term of one year.

(2)   To consider the proposed sale of the Company’s 103-acre “lower bench” of the Bolsa Chica mesa to the State of California’s Wildlife Conservation Board for $65 million.

(3)   The ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company.

(4)   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Holders of record of the Company’s Common Stock at the close of business on June 14, 2005 will be entitled to receive notice of, and to vote at the Annual Meeting, or any adjournment or postponement thereof.

By Order of the Board of Directors,

Sandra G. Sciutto
Senior Vice President,
Chief Financial Officer
and Secretary

Irvine, California
June 14, 2005

THE BOARD OF DIRECTORS OF CALIFORNIA COASTAL COMMUNITIES, INC. RECOMMENDS THAT YOU VOTE FOR THE FOREGOING PROPOSALS.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

CALIFORNIA COASTAL COMMUNITIES, INC.
6 Executive Circle, Suite 250
Irvine, California 92614

PROXY STATEMENT

June 14, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of California Coastal Communities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Wyndham Hotel, 700 King Street, Wilmington, Delaware on August 11, 2005, at 9:30 a.m., local time, and at any adjournment thereof. This Proxy Statement and the related proxy card are first being sent to the Company’s stockholders on or about June 14, 2005.

ACTION TO BE TAKEN UNDER THE PROXY

At the Annual Meeting, the holders of shares of the Company’s Common Stock, par value $.05 per share (the “Common Stock”) will be asked to consider and vote upon:

(i)            The election of four directors of the Company, each for a one year term;

(ii)        To consider the proposed sale of the Company’s 103 acre “lower bench” of the Bolsa Chica mesa to the State of California’s Wildlife Conservation Board for $65 million.

(iii)    The ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.

(iv)      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournments thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR approval of the proposals set forth in the Notice of Annual Meeting of Stockholders. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

PROXY SOLICITATION

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company has retained Shareholder Services to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm will aggregate approximately $500 plus out-of-pocket costs and expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of the Company’s Common Stock at the close of business on June 14, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting with respect to all matters properly presented at the Annual Meeting. Holders of the Common Stock are entitled to one vote for each share held on each such matter at the Annual Meeting. A stockholders’ list will be available for examination by stockholders at the Annual Meeting.

As of the Record Date, there were 10,160,212 shares of Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast is required to elect the directors. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for its fiscal year ending December 31, 2005.

A proxy submitted by a stockholder may indicate that all or a portion of the shares of Common Stock represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the “non-voted shares”) will be considered shares not present and entitled to vote on such matter, although such non-voted shares will count for purposes of determining the presence of a quorum.

The following table sets forth, as of May 31, 2005, the name and address of each person believed to be a beneficial interest holder of more than 5% of the Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of May 31, 2005, owned beneficially more than 5% of the Company’s outstanding Common Stock.

Title of Class	Name and Address of Beneficial Interest Holder	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	ING Capital LLC	1,630,683 shares	(1)	16.0%
	1325 Avenue of the Americas, 10th Floor
	New York, NY 10019
Common Stock	Merrill Lynch & Co, Inc.	1,038,295 shares	(2)	10.2%
	4 World Financial Center
	New York, NY 10080
Common Stock	Mercury Real Estate Advisors L.L.C.	1,004,638 shares	(3)	9.9%
	100 Field Point Road
	Greenwich, CT 06830
Common Stock	Mellon Financial Corporation	908,670 shares	(4)	8.9%
	One Mellon Center
	Pittsburgh, PA 15258
Common Stock	Lloyd I. Miller, III	719,103 shares	(5)	7.1%
	4550 Gordon Drive
	Naples, FL 34102
Common Stock	Advisory Research, Inc.	608,700 shares	(6)	6.0%
	180 N. Stetson St., Suite 5500
	Chicago, IL 60601
Common Stock	Murray Capital Management, Inc.	555,427 shares	(7)	5.5%
	680 Fifth Avenue
	New York, NY 10019

(1)          According to Schedule 13D, Amendment No. 2 dated March 7, 2005, ING Capital LLC is the beneficial owner of 1,630,683 shares.

(2)          According to Schedule 13G, Amendment No. 3 dated February 9, 2004, Merrill Lynch & Co., Inc. is the beneficial owner of 1,038,295 shares.

(3)          According to Schedule 13G, Amendment No. 2 dated February 7, 2005, and subsequent information provided by the holder, Mercury Real Estate Advisors L.L.C. and its affiliates are the beneficial owners of an aggregate of 1,004,638 shares.

(4)          According to Schedule 13G, Amendment No. 2 dated February 10, 2005, Mellon Financial Corporation is the beneficial owner of 908,670 shares.

(5)          According to Schedule 13G, Amendment No. 4 dated February 4, 2005, Mr. Miller is the beneficial owner of 719,103 shares.

(6)          According to Schedule 13G, dated February 14, 2005, Advisory Research is the beneficial owner of 608,700 shares.

(7)          According to Schedule 13G, Amendment No. 1, dated February 9, 2005 and subsequent information provided by the holder, Murray Capital Management, Inc. is the beneficial owner of 555,427 shares.

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of Thomas W. Sabin, Jr. (Chairman), Geoffrey W. Arens, Phillip R. Burnaman II, and Raymond J. Pacini . Under the Amended and Restated Certificate of Incorporation and the Amended By-laws of the Company, the four members of the Board of Directors have each been elected for a term expiring at the 2005 Annual Meeting. The directors to be elected at the 2005 Annual Meeting will be elected for a one-year term expiring in 2006.

Upon recommendation of the Nominating Committee, the Board of Directors has nominated Messrs. Arens, Burnaman, Pacini, and Sabin, whose current terms expire at the 2005 Annual Meeting, for election as directors. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

Information about the nominees for election as directors and the incumbent directors, including biographical and employment information, is set forth below:

Nominees for Election as Directors

Geoffrey W. Arens, 41, has been a Director of the Company since April 2004. Mr. Arens is a Managing Director of ING Capital LLC (investment management/proprietary trading) which is a subsidiary of the ING Group, an Amsterdam-based banking, investment banking and insurance institution. Mr. Arens is also Chief Executive Officer of ING Capital Advisors, LLC, a registered investment advisor specializing in the management of leveraged loan assets for large institutional clients. Since prior to 1998 until May 1998, Mr. Arens was a Vice President of ING Barings Securities Limited. Mr. Arens also serves on the board of directors of Cadiz Inc., which manages water resources in California, and he is a member of that company’s nominating and audit committees.

Phillip R. Burnaman II, 46, has been a Director of the Company since September 1997. Mr. Burnaman is Head of Structured Products for NewStar Financial Inc., a specialty finance company focused on non-investment grade credit opportunities. Mr. Burnaman was Senior Managing Director of ING Barings Services Limited (investment management/proprietary trading) which is a subsidiary of the ING Group, an Amsterdam-based banking, investment banking and insurance institution from February 2001 until March 31, 2004. Mr. Burnaman was Managing Director and global head of the Strategic Trading Platform of ING Barings from prior to 1998 until February 2001.

Raymond J. Pacini, 49, has been a Director, President and Chief Executive Officer of the Company since May 1998. Since prior to 1998 until May 1998 he was Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company.

Thomas W. Sabin, Jr., 48, has been a Director of the Company since September 1997. Mr. Sabin is also President of Thomas Sabin, Inc. and Manager and Vice President of GSSW-REO, L.L.C., a real estate limited liability company. Prior to 1998, Mr. Sabin operated GSSW, L.P., a limited partnership, the purpose of which was to acquire real estate assets from the Resolution Trust Corporation. Mr. Sabin is also former President of Southmark Equities Corporation.

Information about the beneficial ownership of the Common Stock as of April 2, 2005 by each nominee, director, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group is set forth below:

Name of Beneficial Interest Holder	Shares of Common Stock(1)	Percent of Class(2)
Phillip R. Burnaman, II	1,000	*
Thomas W. Sabin, Jr.(3)	279,000	2.67%
Raymond J. Pacini(4)	376,625	3.61%
Sandra G. Sciutto(5)	80,750	*
Directors and Executive Officers as a group(7) persons including the above named)	737,375	6.84%

(1)          Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are exercisable and not subject to termination within 60 days.

(2)          These percentages are calculated assuming the conversion of all securities convertible within 60 days into Common Stock, which are held by the executive officer or director listed above but not those held by others. Asterisks indicate beneficial ownership of 1% or less of the class.

(3)          Includes options to purchase 275,000 shares of Common Stock granted pursuant to the Company’s 1993 Stock Option/Stock Issuance Plan and which options are vested and are subject to certain restrictions on disposition.

(4)          Includes options to purchase 264,996 shares of Common Stock granted pursuant to the Company’s 1993 Stock Option/Stock Issuance Plan and which options are vested and are subject to certain restrictions on disposition. Mr. Pacini disclaims beneficial interest in 2,500 shares held in custodial accounts for his children.

(5)          Includes options to purchase 80,000 shares of Common Stock granted pursuant to the Company’s 1993 Stock Option/Stock Issuance Plan and which options are vested and are subject to certain restrictions on disposition.

Board and Committee Meetings

The Company’s Board of Directors met 11 times during 2004. All of the incumbent directors attended at least 80% of the meetings of the Board and committees of the Board during the periods that they served.

Board Independence.   The Board of Directors has determined that each of its current directors, all of whom are standing for re-election, is independent under the rules of the Nasdaq Stock Market, except the Chief Executive Officer.

Committees of the Board.   The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Strategic Planning Committee. All members of the committees are appointed by the Board. The members of the Audit, Compensation and Nominating Committees are non-employee directors, and the Audit and Nominating Committees have adopted a written charter. The following describes each committee, its current membership, the number of meetings held during fiscal year 2004 and its function.

Audit Committee.   The Audit Committee consists of Messrs. Arens, Burnaman, and Sabin, with Mr. Burnaman serving as Chairman. The Board has determined that all members of the Audit Committee are independent directors under the rules of the Nasdaq Stock Market and each of them is able to read and understand fundamental financial statements. In addition, the Board has determined that Mr. Burnaman has past employment experience as a chief executive officer or other senior officer with financial oversight responsibilities which results in the level of financial sophistication as set forth in the rules of the Nasdaq Stock Market, and qualifies him as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The Audit Committee met six times during 2004.

The Audit Committee is responsible for the appointment, compensation and oversight of all work performed by the Company’s independent registered public accounting firm; the pre-approval of the audit of the Company’s financial statements and the performance of services related to the audit; reviewing the scope and results of the audit with the independent registered public accounting firm; reviewing with management and the independent registered public accounting firm the Company’s year-end operating results; considering the adequacy of the internal accounting control procedures of the Company; the pre-approval of the non-audit services to be performed by the independent registered public accounting firm and considering the effect of such performance on the accounting firm’s independence. The Audit Committee pre-approves all fees to be paid to the independent registered public accounting firm in accordance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith. Additionally, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent registered public accounting firm. For permissible non-audit services, the Audit Committee will approve in advance all services to be provided by the independent registered public accounting firm in accordance with the rules of the Nasdaq Stock Market, the Securities and Exchange Commission’s rules and regulations and the federal securities laws, and will determine the amount of compensation to be paid to the independent registered public accounting firm for such auditing services. The Company will routinely inform the Audit Committee as to the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy and the fees incurred for the services performed to date.

The Audit Committee operates under a written charter adopted by the Board, a copy of which was filed as Exhibit A to the Proxy Statement for the Company’s 2003 Annual Meeting. The Audit Committee works closely with management and the Company’s independent registered public accounting firm. The Audit Committee also meets with representatives of the independent registered public accounting firm in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements. The Audit Committee also meets with our independent registered public accounting firm to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 12.

Compensation Committee.   The Compensation Committee consists of Messrs. Arens and Sabin, with Mr. Arens serving as Chairman. The Board has determined that all members of the Compensation Committee are independent directors under the rules of the Nasdaq Stock Market. The Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company and its subsidiaries. The Compensation Committee met two times during 2004.

The Compensation Committee Report is included herein on page 10.

Nominating Committee.   The Nominating Committee consists of Messrs. Arens, Burnaman, and Sabin with Mr. Sabin serving as Chairman. The Board has determined that all members of the Nominating

Committee are independent directors under the rules of the Nasdaq Stock Market. The Nominating Committee considers and periodically reports on matters relating to the identification, selection and qualification of the members of the Board and candidates nominated to the Board and its committees; and oversees the evaluation of the Board and management. The Nominating Committee held two meetings during fiscal year 2004. The Nominating Committee operates under a written charter adopted by the Board, a copy of which was filed as Appendix A to the Proxy Statement for the Company’s 2004 Annual Meeting.

The Nominating Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Director Nominees.” In evaluating such recommendations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board members and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating Committee should include the candidate’s name and qualifications for membership on the Board and should be addressed to: Nominating Committee, Attention: Secretary, California Coastal Communities, Inc., 6 Executive Circle, Suite 250, Irvine, California 92614. Any such stockholder recommendations include the following information: (a) all information relating to such director nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualification of the director nominee, and should be submitted in the time frame described under the caption “Other Matters—Submission of Proposals for 2006 Annual Meeting” below.

Director Qualifications.   The Nominating Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, real estate, finance, government, education, or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the Company’s stockholders.

Identification and Evaluation of Director Nominees.   The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee would consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the Board, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. The Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board.

Strategic Planning Committee.   The Strategic Planning Committee consists of Messers. Pacini and Sabin, with Mr. Sabin serving as Chairman. The Strategic Planning Committee is responsible for evaluating various business prospects and strategic alternatives for the Company. The Strategic Planning Committee met seven times during 2004.

Code of Ethics and Business Conduct.   The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to all of its employees, including its Chief Executive Officer, Chief Financial Officer, and any other principal executive, senior financial or principal accounting officer. A copy of the Code of Ethics and Business Conduct was filed as Appendix B to the Proxy Statement for the Company’s 2004 Annual Meeting. The Company will disclose any amendment to the Code of Ethics and Business Conduct or waiver of or departure from a provision thereof by filing a Current Report on Form 8-K with the Securities and Exchange Commission within five business days of any such occurrence.

Executive Officers of the Company

Name and Title	Age	Business Experience
Raymond J. Pacini	49	President, Chief Executive Officer and Director of the
President and		Company since May 1998.
Chief Executive Officer
Sandra G. Sciutto	45	Chief Financial Officer, Secretary and Treasurer of the
Senior Vice President and		Company since May 1998.
Chief Financial Officer
Michael J. Rafferty	50	President of the Company’s Hearthside Homes, Inc.
President,		subsidiary since 1996.
Hearthside Homes, Inc.
John W. Marshall	54	Senior Vice President of the Company’s Hearthside
Senior Vice President,		Homes, Inc. subsidiary since 1996.
Hearthside Homes, Inc.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

Cash Compensation.   Non-Employee Directors of the Company are entitled to receive compensation of $30,000 per year and $2,000 per meeting for attendance at each Board meeting. Non-employee directors who are members of the Audit, Compensation and the Strategic Planning Committees are entitled to receive $15,000 per year for membership in each of those committees and $1,000 for attendance at each committee meeting. Mr. Arens declined all such compensation prior to the fourth quarter of 2004. All directors are reimbursed for expenses incurred in attending Board and committee meetings. For 2005, the committee retainers have been reduced from $15,000 to $5,000, and the Chairman of the Audit Committee will be granted options to acquire 2,500 shares of the Company’s common stock per meeting. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director’s compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director’s account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.

Amended and Restated 1993 Stock Option/Stock Issuance Plan.   The Company’s Amended and Restated 1993 Stock Option/Stock Issuance Plan contains two separate equity incentive programs in which members of the Board may be eligible to participate.

Compensation of Executive Officers

Summary Compensation Table.   The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company’s other executive officers whose salary and bonus during 2004 exceeded $100,000 (the “Named Executives”) for services in all capacities to the Company.

		Annual Compensation			Long-Term Compensation Awards
					Awards		Payouts
		Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	1993 Plan Options	LTIP* Payouts	All Other Compensation
Name and Principal Position	Year	($)(1)	($)	($)	($)	(# of shares)	($)	($)
Raymond J. Pacini	2004	$324,600	$125,000	—	—	—	—	—
President and Chief	2003	324,600	125,000	—	—	—	—	—
Executive Officer	2002	312,100	—	—	—	—	—	—
Sandra G. Sciutto	2004	$181,600	$140,000	—	—	—	—	—
Senior Vice President and	2003	181,600	125,000	—	—	—	—	—
Chief Financial Officer	2002	171,600	90,000	—	—	—	—	—
Michael J. Rafferty	2004	$184,600	$1,154,200	—	—	—	—	—
President	2003	184,600	655,900	—	—	—	—	—
Hearthside Homes, Inc.	2002	184,600	218,600	—	—	—	—	—
John W. Marshall	2004	$144,100	$692,520	—	—	—	—	—
Senior Vice President	2003	144,100	393,540	—	—	—	—	—
Hearthside Homes, Inc.	2002	144,100	131,160	—	—	—	—	—

*           Long Term Incentive Plan

(1)        Includes auto allowance and amounts electively deferred by each Named Executive under the Company’s 401(k) plan.

Pursuant to employment agreements currently in effect, all of our executive officers are entitled to receive their respective base salaries and Ms. Sciutto, Mr. Rafferty and Mr. Marshall are entitled to receive incentive bonuses upon the completion of certain performance targets agreed upon by the Company. The term of the employment agreements with Ms. Sciutto and Mr. Pacini expires on April 30, 2007. The term of the agreements with Messrs. Rafferty and Marshall expired on December 31, 2004, and it is anticipated that these agreements will be extended in the near future. If the employment of any of our executive officers is terminated without cause, then they are entitled to a severance payment equal to their annual base salary for the remainder of the term of their employment agreement plus medical insurance for twelve months after such termination. In addition, Ms. Sciutto, Mr. Rafferty and Mr. Marshall are entitled to payment of applicable target bonuses.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value.   The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 2004 fiscal year, and stock options held as of December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(2)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(2)
Raymond J. Pacini	—	—	264,996	$5,180,672
Sandra G. Sciutto	—	—	80,000	$1,564,000

(1)          Market value of underlying securities on exercise date, minus the exercise price.

(2)          Based upon market value of $24.05 per share for the Common Stock as of December 31, 2004, less the exercise price of $4.50 per share. As of December 31, 2004, 264,996 options granted to Mr. Pacini were exercisable, and 80,000 options granted to Ms. Sciutto were exercisable. Such individuals held no unexercisable options and no stock appreciation rights at the end of such fiscal year.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	694,996	$4.67	129,988
Equity compensation plans not approved by security holders	—	—	—
Total	694,996	$4.67	129,988

Committee Interlocks and Insider Participation

The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 2004 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Compensation Committee

The following Compensation Committee report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

The Compensation Committee is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive leadership team and the overall compensation philosophy of the Company, including the executive officers named in the Summary Compensation Table set forth above. This report describes the policies and approach of the Committee in establishing executive compensation during 2004.

The overall objectives of the Company’s compensation program are to retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

The key elements of the Company’s compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of restricted stock grants, stock options, and annual incentive compensation. An executive officer’s annual base salary represents the fixed component of their total compensation; however, variable compensation is intended to comprise a substantial portion of an executive’s total compensation. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, insurance and other benefits, as well as the programs described below.

In determining the principal components of executive compensation, the Compensation Committee considers the following factors: (a) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management; (b) Company performance, both year over year and in comparison to other companies within the real estate development industry, (c) comparative compensation studies; and (d) historical compensation levels at the Company.

The compensation philosophy adopted by the Compensation Committee also recognizes that distinctions in individual compensation levels are based on multiple factors, including (1) current level of contributions relative to peers; (2) expected future contributions to the Company; (3) past contributions to the Company; and (4) comparison to market value. The Compensation Committee also reviews the compensation levels for peer-level positions of other real estate development companies.

Base Salaries.   Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

CEO Compensation.   The base salary established for the Company’s Chief Executive Officer, Mr. Pacini, reflects the Committee’s policy to maintain a level of stability and certainty with respect to the CEO’s base salary from year to year. The Committee initially set the CEO’s base salary in 1998, and sought to closely align Mr. Pacini’s compensation with the interests of stockholders in maximizing the value of the Company. Therefore, Mr. Pacini’s compensation package was structured to have his base salary compensation play a less central role by reason of a restricted stock award of 100,000 shares in 1998 and grants of stock options for 189,996 and 75,000 shares in 1997 and 1999, respectively. The stock award and stock options are also intended to provide the principal bonus component of Mr. Pacini’s total compensation. In March 2005, Mr. Pacini received a cash bonus of $125,000 in recognition of his contributions to the success of the Company’s homebuilding business and the Company’s profitability. The CEO’s total cash compensation (base salary plus bonus) is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry. Mr. Pacini holds no stock appreciation rights.

Annual Incentive Compensation Awards.   The Compensation Committee evaluates whether to grant annual incentive compensation awards to the CEO based on the performance of both the Company and the CEO, while considering the objective of tying most of the CEO’s variable compensation to the Company’s stock performance through the granting of restricted stock and options described above. The variable compensation payable annually to the CFO is intended to consist principally of annual incentive compensation awards, based on various individual performance objectives established by the CEO and the Compensation Committee. The annual bonuses paid to the President and Senior Vice President of the Company’s homebuilding subsidiary, Hearthside Homes, Inc., are based on 10% and 6%, respectively, of the after tax profits of this subsidiary. These bonuses are above the average of the surveyed compensation data for similarly situated executive officers in the industry because they are based on a formula designed to promote substantial growth of the Company’s homebuilding business.

Other Incentive Compensation.   Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive’s tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executives in an attempt to target a fixed number of option shares based upon the individual’s position with the Company and their existing holdings of options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant.

The Compensation Committee
of the Board of Directors:

Geoffrey W. Arens, Chairman
Thomas W. Sabin, Jr.

Report of the Audit Committee

The following Audit Committee report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

The purpose of the Audit Committee is to assist the Board in its oversight of management’s conduct of the Company’s financial reporting process, and is more fully described in its charter which the Audit Committee has adopted. The Audit Committee reviews its charter on an annual basis. The Audit Committee annually reviews the Nasdaq standard of independence for audit committees and at its most recent review determined that its members meet that standard.

The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee discussed with management and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed with management of the Company and Deloitte & Touche LLP the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004.

The Audit Committee discussed with Deloitte & Touche LLP the matters required by Codification of Statements on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” currently in effect and discussed with that firm its independence from the Company and its management. The Audit Committee discussed with management of the Company and Deloitte & Touche LLP such other matters and received such assurances as the Audit Committee deemed appropriate, including consideration of whether certain non-audit services provided by Deloitte & Touche LLP to the Company in 2004 were compatible with maintaining auditor independence. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of Deloitte & Touche LLP as the Company’s independent auditors.

During fiscal 2004, the Audit Committee performed all of its duties and responsibilities under the applicable Audit Committee Charter. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 15, 2005.

Following a review of their performance and qualifications, the Audit Committee approved the reappointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2005.

The Audit Committee
of the Board of Directors:

Phillip R. Burnaman, II, Chairman
Geoffrey W. Arens
Thomas W. Sabin, Jr.

Stock Price Performance Comparison

The following Stock Price Performance Comparison shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

The following graph illustrates the return during the past five years that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1999 in each of (i) the Company’s Common Stock, (ii) a peer group index (“Real Estate Index”), which consists of five real estate development and homebuilding companies, and (iii) the CoreData Composite Market Value Index (“CoreData Index”).

The Company’s peer group index includes the following companies: Brookfield Homes Corporation, Meritage Corporation, Standard Pacific Corporation, Tejon Ranch Company and William Lyon Homes.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

	FISCAL YEAR ENDING
Company/Index/Market	1999	2000	2001	2002	2003	2004
The Company	100.00	44.44	66.67	81.93	161.78	356.30
Real Estate Index	100.00	167.92	199.55	233,32	458.61	635.91
CoreData Index	100.00	90.27	79.93	63.49	84.52	94.81

CERTAIN TRANSACTIONS

None.

Proposal 2

APPROVAL OF THE PROPOSED SALE OF THE 103-ACRE LOWER BENCH OF
THE BOLSA CHICA MESA

On August 12, 2004, the Company’s agreement to sell a 103-acre area of the Bolsa Chica Mesa known as the “Lower Bench” to the State’s Wildlife Conservation Board (“WCB”) for $65 million was approved by the WCB. The Purchase and Sale Agreement and Escrow Instructions, a copy of which is attached hereto as Exhibit A (the “Agreement”) is subject to the approval of the Company’s stockholders, which is now being sought. As of May 3, 2005, the Agreement was amended to extend the outside closing date (the “Closing Date”) to December 31, 2005. If the Company receives stockholder approval and a Coastal Development Permit (“CDP”) for the development of the Bolsa Chica Upper Bench (as described below) is issued before the Closing Date, the sale will be completed and the WCB’s purchase of the property will be funded with bond proceeds authorized by voter-approved Proposition 50, which was passed in November 2002.

The Company agreed to the sale price, which is deeply discounted (as discussed below), in order to facilitate its pursuit of approval for development of its approximately 105-acre “Upper Bench” area on the Bolsa Chica Mesa. During negotiations with the WCB, the Company indicated that it would require Coastal Commission approval of the development plan for the Upper Bench prior to seeking stockholder approval, and the issuance of the CDP for that development plan before the Closing Date.

From time to time, the Company has received outside appraisals on the value of the Lower Bench. These appraisals have been made on a “raw land” basis and on an “as developed basis”. The range of those appraisals was $185 million on a raw land basis; and $240 million on an as developed basis. However, the ability to realize the value of an appraisal is subject to inherent risk, especially in the case of appraisals that are made on a raw land or on an as developed basis because these types of appraisals are based on speculative assumptions regarding the potential use of the land and the ability to overcome the substantial entitlement process risks associated therewith. Prior to entering into the WCB agreement, the Company engaged a real estate broker to investigate the prospects of making a raw land sale and found that, due to the substantial entitlement risks, there was no market for buyers at a price anywhere near approximating the $185 million appraisal. In addition, since the Agreement was announced, the Company has received no offers.

In addition, the Company believes that the protracted history of its and predecessor companies’ attempts to entitle development on any part of the Bolsa Chica Mesa has demonstrated that many years of entitlement effort could be required and costs approximating $5 to $10 million could be incurred if development of the Lower Bench was pursued in an effort to realize all or a portion of the estimated developable value. Even if such effort was expended and such costs were incurred, there can be no assurance that the Company would be permitted to develop any portion of the Lower Bench on a timely basis. However, the Company could take legal action against the State for an unconstitutional taking of the Lower Bench, in the event it was denied a permit for economically viable development of the Lower Bench.

On April 6, 2005, the California Supreme Court heard oral arguments in the appeal of a case which held that the California Coastal Commission is illegally constituted and has no present authority to issue, condition, or deny coastal development permits. If the Supreme Court affirms the decision in Marine Forests Society v. California Coastal Commission, the authority to determine development of both the Upper and Lower Bench of the Bolsa Chica Mesa could revert to the County of Orange, until such time as the Coastal Commission is legally reconstituted. Given the County of Orange’s past and present approvals of significantly more expansive development of the entire Bolsa Chica property, the Company could benefit greatly from a decision to affirm. Of course, there can be no assurance as to (i) how this case will be concluded, (ii) whether the County of Orange would act in a manner that is more favorable to the Company, or (iii) whether new litigation efforts would be pursued by the opponents to the Company’s

Bolsa Chica development efforts, which might prevent the Company from pursuing a more favorable development plan until such time as the Coastal Commission is reconstituted. The California Supreme Court is required by law to render its decision in this case by July 5, 2005. In the event that the Court’s decision presents the Company with a more favorable alternative for the development of the entire Bolsa Chica property, this Proxy Statement will be supplemented to address that situation.

On April 14, 2005, the California Coastal Commission approved the Company’s CDP application for a planned community consisting of 349 homes to be built on 68 acres of the Upper Bench. The Company believes that the agreement to sell the Lower Bench to the WCB was helpful in obtaining Coastal Commission approval and, therefore, justifies the discounted sales price; provided that the Company receives a CDP for the development plan approved by the Coastal Commission before the Closing Date. In addition, the Company believes that the agreement to sell the Lower Bench will be a disincentive to the filing of litigation by any opponents to development of the Upper Bench.

In view of the receipt of the requisite Coastal Commission approval for Upper Bench development and the high costs and uncertain process of Lower Bench development, the Company believes that the ability to sell the Lower Bench near-term for the $65 million sale price ($63.2 million net after commissions) is reasonable and should be approved. Even if stockholder approval is received, the sale will remain subject to receipt, prior to the Closing Date, of the CDP for the Upper Bench development plan approved by the Coastal Commission. If the Lower Bench sale is completed, the Company will use the proceeds in such manner as its management and board of directors may thereafter determine. No such determination has been made at this time and potential uses could include, but would not be limited to, debt repayment, project financing, land acquisitions, stockholder dividends and/or stock repurchases.

Therefore, the Company is asking that a majority of its stockholders, present in person or by proxy at the Annual Meeting, approve the sale of the Lower Bench as set forth below.

Stockholder Approval

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to approve the proposed sale through the adoption of the following resolution:

RESOLVED, that the stockholders of the Company do hereby approve the sale of the 103-acre Lower Bench of the Company’s Bolsa Chica Mesa property for $65 million in the manner contemplated by the Agreement; provided, however, that the CDP for the Upper Bench development plan approved by the Coastal Commission on April 14, 2005 must have been received by the Company before the Closing Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED SALE THROUGH THE ADOPTION OF THE STOCKHOLDER RESOLUTION SET FORTH ABOVE.

Proposal 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
registered public accounting firm

The Audit Committee of the Board of Directors, has appointed Deloitte & Touche LLP as independent registered public accounting firm for the 2005 fiscal year and hereby requests that stockholders ratify such appointment. Representatives of Deloitte & Touche LLP will not be present at the Annual Meeting.

The Board has also approved the decision to appoint Deloitte & Touche LLP based on the recommendation of the Audit Committee. Before making its recommendation to the Board, the Audit

Committee carefully considered that firm’s qualifications as independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in all respects.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this appointment by the stockholders. Notwithstanding its appointment, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider its appointment.

Independent Auditor’s Fees During 2004 and 2003

The Audit Committee appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for each of the fiscal years ended December 31, 2004 and 2003. The aggregate fees billed by and paid to Deloitte & Touche LLP include fees for the following services rendered during those fiscal years are as follows:

	2004	2003
Audit fees(1)	$85,943	$89,186
Audit-Related Fees(2)	92,738	7,070
Financial information systems design and implementation fees	None	None
Tax Fees(3)	65,377	37,427
Other fees	None	None
	$244,058	$133,683

(1)          Audit Fees:   This category consists of fees for the audit of the Company’s annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control matters

(2)          Audit-Related Fees:   This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.”

(3)          Tax Fees:   This category consists of professional services rendered by Deloitte & Touche LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

The Audit Committee discussed these non-audit services with Deloitte & Touche LLP and determined that their provision would not impair Deloitte & Touche LLP’s independence.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT
registered public accounting firm.

OTHER MATTERS

Submission of Proposals for 2006 Annual Meeting

Any stockholder who wishes to present a proposal for action at the next annual meeting of stockholders, presently scheduled for June, 2006 or wishes to nominate a director candidate for the Board, must submit such proposal or nomination in writing to the Secretary of Company at: 6 Executive Circle, Suite 250, Irvine, California 92614. The proposal or nomination should comply with the time period and information requirements set forth in the Company’s Amended By-Laws relating to stockholder business or stockholder nominations, respectively. Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2006 annual meeting of stockholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8. To be eligible for inclusion, the Corporate Secretary at the above address must receive shareholder proposals no later than January 13, 2006.

Stockholder Communications with the Board

Other than the procedures set forth under “Submission of Proposals for 2006 Annual Meeting” above, the Company does not have a general procedure by which stockholders can send communications to the Board. Stockholders who wish to communicate with our Directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by contacting the Audit Committee. Such complaint or concern should be submitted in writing and such persons lodging a complaint may remain anonymous if they so choose. Stockholders may address any such complaints to the Audit Committee of the Board at Company’s main business address set forth above. Alternatively, stockholders wishing to communicate with a specific individual director should so indicate and the communication will be forwarded as appropriate. The Company does not have a policy with regard to directors’ attendance at annual meetings. Mr. Pacini was the only director who attended the Company’s last annual meeting.

Compliance with Section 16(a) under the Securities Exchange Act of 1934

Section 16 of the Securities and Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that there was compliance for the fiscal year ended December 31, 2004 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

Annual Report

The Company’s 2004 Annual Report to Stockholders, its Annual Report on Form 10-K/A for the year ended December 31, 2004, together with this Proxy Statement, are being mailed to all stockholders of the Company of record as of June 14, 2005 the record date for voting at the Annual Meeting.

By Order of the Board of Directors,

SANDRA G. SCIUTTO
Senior Vice President,
Chief Financial Officer and Secretary

Exhibit A

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
(“Upland Mesa Area Adjacent to Bolsa Chica Ecological Reserve”)

by and between

SIGNAL LANDMARK. a California corporation
(Successor by Merger to Signal Bolsa Corporation)

and

THE STATE OF CALIFORNIA
acting by and through its Department of Fish and Game,
Wildlife Conservation Board

A-i

EXHIBIT LIST

Exhibit A—Depiction
Exhibit B—Legal Description of Lower Bench
Exhibit C—Form of Grant Deed
Exhibit D—Natural Hazard Disclosure Statement
Exhibit E—Hazardous Materials Disclosure

A-ii

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
(“Upland Mesa Area Adjacent to Bolsa Chica Ecological Reserve”)

This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) dated as of August 12, 2004 (the “Agreement Date”), is made between Signal Landmark, a California corporation (“Signal”), successor by merger to Signal Bolsa Corporation and the State of California acting by and through its Department of Fish and Game, Wildlife Conservation Board (“State”), with reference to the following:

RECITALS

A.            “Bolsa Chica” is the name generally used to describe an area encompassing approximately 1,600 acres located in northwestern Orange County, California, bounded on three sides by the City of Huntington Beach and located landward of the Pacific Coast Highway. The lands constituting Bolsa Chica are depicted on the aerial photograph attached hereto as Exhibit A (“Depiction”). The Depiction shows the following specified parcels:

•       Bolsa Chica Ecological Reserve in the Bolsa Chica wetlands (“Reserve”)

•       Bolsa Chica Lowlands (“Lowlands”)

•       Upper Bench of the Bolsa Chica Mesa (“Upper Bench”)

•       Lower Bench of the Bolsa Chica Mesa (“Lower Bench”)

•       Ocean View School District Property

•       Edwards Thumb

•       Fieldstone Property

•       Huntington Mesa Portion

B.            The State of California acting by and through the State Lands Commission (“SLC”) owns the Reserve and the Lowlands.

C.            Signal owns the:

•       Upper Bench

•       Lower Bench

•       Edwards Thumb

•       Huntington Mesa Portion

D.            A subsidiary of Signal, Hearthside Residential Corp., owns the Fieldstone Property.

E.            The Upper Bench contains approximately 105.3 acres and the Lower Bench contains approximately 103.2 acres. Together, these two areas constitute the “upland mesa areas” of Bolsa Chica and are collectively referred to as the “Mesa.” The Lower Bench surrounds the approximately 15-acre Ocean View School District Property. Signal’s planned Brightwater Upland Habitat Park (a proposed recreation/conservation open space area within the Upper Bench comprising approximately 28 acres) would separate the Upper Bench from the Lower Bench. The legal description of the Lower Bench is attached hereto as Exhibit B.

F.            The Mesa is immediately adjacent to and overlooks the Reserve. The Reserve is an area which the California Fish and Game Commission has designated as an Ecological Reserve pursuant to California Fish and Game Code Section 1580. The Reserve supports sensitive plant populations and provides important habitat for at least four species of endangered birds, including the California brown pelican, California least tern, Belding’s savannah sparrow and Western snowy plover. The California Department of Fish and Game has jurisdiction over the Reserve pursuant to a lease with the SLC.

G.           The Lowlands is an approximate 880-acre area lying inland from the Reserve, between the Bolsa Chica Mesa and the Huntington Mesa. Significant portions of the Lowlands are biologically degraded and encumbered by oil operations. For more than a decade, planning, engineering and permitting have been underway to restore the Lowlands. Wetlands restoration construction is expected to begin in late 2004.

H.           The Reserve and the Lowlands together comprise one of the few remaining largely undeveloped coastal bay and lowland ecosystems in Southern California and are thus a significant ecological resource.

I.             Bolsa Chica is bounded on three sides by urban development and thus presents an opportunity to educate the public on coastal fish and wildlife resources. Despite its proximity to urban development, there has been long-standing regional interest in conserving and restoring Bolsa Chica.

J.             The desire of the local community to extend public ownership of Bolsa Chica beyond the Reserve and the Lowlands has lead to a public position favoring the acquisition of undeveloped lands around those currently in public ownership.

K.            Conversely, the Mesa has been the subject of various proposals for residential development for over 30 years and the County’s General Plan and zoning regulations permit residential development on the Mesa. Signal has informed the State that it intends to develop the Mesa for residential purposes since it believes that residential development is the highest and best use for such real properties and because there is significant market demand for new homes in Huntington Beach and Orange County. Signal is currently seeking entitlements for the Upper Bench to enable it to proceed with the construction of 379 homes in a project called “Brightwater.”

L.            Upon obtaining entitlements for Brightwater and the receipt of shareholder approval pursuant to Section 6.2.2 below, Signal will offer to dedicate, without charge or cost, the Brightwater Upland Habitat Park and the Huntington Mesa Portion to the County of Orange to be preserved as open space. Dedication of the 51-acre Huntington Mesa Portion would complete the Harriett M. Wieder Regional Linear Park, a 105-acre planned regional park.

M.           The Mesa contains a heron and egret rookery, a population of southern tarplant, two small seasonal wetlands, a two-acre coastal wetland known as “Warner Pond”, and grasslands which are not only used for raptor foraging, but also are one of the last grasslands adjacent to a coastal wetland, all within separate Environmentally Sensitive Habitat Areas. However, the Mesa supports fewer biologically sensitive resources than the Reserve and Lowlands.

N.            There is public support for government acquisition of at least 100 acres of the Mesa to augment the Reserve and Lowlands in terms of preserving a sizable upland area adjacent to public lands along the coast which contain valuable ecological resources. Public acquisition of coastal lands adjacent to the Reserve would enhance the Bolsa Chica experience.

O.           Currently, the SLC and Hearthside Residential Corp. are in discussions regarding the potential public acquisition of the Fieldstone Property. Hearthside Residential Corp. has indicated that it is a willing seller interested in conveying the Fieldstone Property to the SLC.

P.            Edwards Thumb is subject to oil and gas operations pursuant to an oil and gas lease to a third party lessee which will terminate at the time oil and gas operations have ceased.

Q.           There are thus presently opportunities for the State of California to enhance and enlarge its ownership of land within Bolsa Chica. Such opportunities are likely to diminish over time as property development continues to encroach toward the Reserve and Lowlands. Moreover, with the planned restoration activities within the Lowlands, there is currently a potential to better integrate restoration and compatible public use of adjacent lands.

R.            Proposition 50, the Water Security, Clean Drinking Water, Coastal and Beach Protection Act of 2002 (California Water Code Section 79500 et seq.) (“Water Bond”), among other things, appropriates funds to the State for the acquisition, protection and restoration of coastal wetlands, upland areas adjacent to coastal wetlands, and coastal watershed lands in or adjacent to urban areas, as described in Water Code Section 79572.

S.             Section 79572(b) of the Water Bond states “[o]f the remaining funds available, pursuant to that section,” the State “shall give priority to the acquisition of not less than 100 acres consisting of upland mesa areas, including wetlands therein, adjacent to the state ecological reserve in the Bolsa Chica wetlands in Orange County.” These are the only lands specifically designated for priority in Section 79572.

T.            The Mesa comes within the scope of “upland mesa areas” under Section 79572 of the Water Bond.

U.           In carrying out Section 79572(b) of the Water Bond, the State has undertaken an investigation to determine the feasibility of acquiring the Mesa. In this regard, the State has taken into consideration the requirements of the Water Bond, including the fair market value and willing seller.

V.            In light of Signal’s plans for the Brightwater project, Signal is currently willing to sell only the approximately 103.2-acre Lower Bench to the State. Such an acquisition by the State would constitute acquisition of “not less than 100 acres consisting of upland mesa areas, including wetlands therein, adjacent to the state ecological reserve in the Bolsa Chica wetlands in Orange County” identified in Section 79572(b) of the Water Bond.

W.           The State is in accord with acquisition of the Lower Bench, rather than the entirety of the Mesa, based on competing demands on Water Bond funds and the fact that the Lower Bench more closely adjoins the Reserve and thus, the Lower Bench has a more direct identity with the Reserve.

X.            The purpose of this Agreement is to provide the terms and conditions for the purchase and sale of the Lower Bench between Signal and the State. Signal and the State together shall be referred to as the “Parties.”

AGREEMENT

NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the terms and conditions set forth herein, the parties hereto agree as follows

Article 1
Sale and Purchase of Lower Bench

Signal hereby agrees to sell the Lower Bench to the State, and the State hereby agrees to purchase the Lower Bench from Signal, in accordance with the terms and conditions set forth in this Agreement.

Article 2
Purchase Price

2.1.                            Purchase Price

The State shall pay to Signal an amount equal to sixty-five million dollars ($65,000,000.00) (“Purchase Price”) for the Lower Bench.

2.2.                            Charitable Gift

Signal acknowledges that the State has not made and is not making any representation or warranty as to the tax treatment of the transaction this Agreement contemplates.

Article 3
Opening Escrow

3.1.                            Opening Escrow

Within five (5) business days after approval of this Agreement by the California Department of General Services (“DGS”), the Parties shall cause an escrow to be opened at First American Title Insurance Company, 2 First American Way, Santa Ana, California 92707, Attn: Ronald Gomez (“Title Company”) by depositing a fully executed original of this Agreement with Title Company. Title Company shall insert the date of receipt of the executed copy of this Agreement into the “Acceptance by Title Company” on the signature page of this Agreement and shall notify the Parties of the date of such receipt (the “Effective Date”). Title Company shall be the party responsible for filing the required Form 1099B (or other required form) with the U.S. Internal Revenue Service.

3.2.                            Escrow Instructions

This Agreement shall also constitute the joint escrow instructions by Signal and the State to the Title Company. State and Signal shall promptly execute such supplemental escrow instructions as the Title Company shall reasonably request; provided, however, that if there is any inconsistency between the terms of this Agreement and such supplemental escrow instructions, the terms of this Agreement shall control.

3.3.                            Schedule of Closing

The closing of the transaction provided in this Agreement (the “Close of Escrow”) shall occur at the time that all the conditions precedent set forth in Article 6 hereof have been satisfied or waived, all of the fully-executed documents and the Purchase Price shall have been delivered to Title Company, and on the day the “Grant Deed” (as defined below) is recorded with the Orange County Recorder (the “Closing Date”). The Closing Date shall occur no later than the “Outside Date,” as defined in Section 3.4 hereof.

3.4.                            Outside Date

If the Closing Date shall not have occurred on or before June 30, 2005 or such later date as mutually agreed by the Parties (the “Outside Date”), then this Agreement shall automatically terminate.

Article 4
Due Diligence and Title Review

4.1.                            Inspection/Due Diligence

The State shall have until five business days after the date DGS approves this Agreement (“Inspection Period”) to inspect the Lower Bench, including, without limitation, the environmental condition of the Lower Bench and all agreements affecting or encumbering the Lower Bench. Signal shall provide copies of such agreements to State within 10 days after the Agreement Date. State’s investigation of the Lower Bench shall be in its sole discretion. State may elect during the Inspection Period not to purchase the Lower Bench for any reason. State’s disapproval shall only be reflected by delivery of written disapproval to Signal. If such written disapproval is not given within the Inspection Period, it shall be presumed that the State has elected to proceed with acquisition of the Lower Bench. If the State gives notice of disapproval, the Parties will execute appropriate escrow cancellation instructions, the Escrow will be canceled, and neither party will have any further rights, duties or obligations to the other. The Inspection Period may be extended provided the Parties so agree in writing.

4.2.                            Right to Inspect Lower Bench

The State shall have the right of access to the Lower Bench to conduct such tests, surveys, inspections and investigations as it deems appropriate, including, without limitation, environmental assessments. Notwithstanding the foregoing right to inspect the Lower Bench after the Agreement Date, State acknowledges that it shall have no further approval rights with respect to the condition or status of the Lower Bench, other than as provided in this Agreement. To the extent permitted by California Government Code Section 14662.5, State hereby agrees to indemnify and hold harmless Signal for any claim, loss, damage, cost or liability approximately caused by the exercise by the State of any of its inspection rights under this Agreement.

4.3.                            Title Review

4.3.1.                  Property Title Review

State shall have until the expiration of the Inspection Period (as defined in Section 4.1) to review any surveys and the preliminary title report (“PTR”) for the Lower Bench to be delivered by Signal to State, with legible copies of all exceptions reflected therein, within 10 days after the Agreement Date. No later than the expiration of the Inspection Period, State will advise Signal in writing of any exceptions in the PTR matters disclosed on any surveys, which the State desires Signal to have removed on or before the Close of Escrow. If State fails to provide Signal with timely notice of any objections to the PTR or any surveys, it shall be conclusively presumed that the State has approved the same. Within 10 days of receipt of the State’s title or survey objections, Signal will notify the State as to which title or survey exceptions Signal will remove prior to Close of Escrow. If Signal fails to give the State said notice, it will be conclusively presumed that Signal is unable or unwilling to remove such exceptions. In the event Signal declines or is unable or unwilling to remove any such exception(s) to which State has objected, the State may elect to either: (i) terminate this Agreement (whether or not the Inspection Period has expired) and any applicable escrow fees shall be paid by Signal; or (ii) proceed with the purchase of the Lower Bench provided for herein subject to such exceptions. The Close of Escrow may be extended as necessary to accommodate the timely exercise of the procedures set forth in this Section 4.3.2, but in no event shall such extension be later than the Outside Date, or such later date as the Parties may agree.

4.3.2.                  Intervening Exceptions

The State shall have 10 days from such date as it is notified thereof in writing (and is provided a legible copy of the underlying exception documents) to review and object to any new exception to title that is monetary in nature or, if non-monetary, that could reasonably have a material adverse effect upon the fair market value of the Lower Bench or have a material impact upon the State’s anticipated use of the Lower Bench (“Intervening Exceptions”). Within 10 days of receipt of the State’s objections to any Intervening Exceptions, Signal will notify the State as to which Intervening Exceptions, if any, Signal will remove prior to the Close of Escrow. If Signal fails to give the State said notice, it will be conclusively presumed that Signal is unable or unwilling to remove such Intervening Exceptions. In the event Signal declines or is unable or unwilling to remove any Intervening Exceptions to which the State has objected, the State may elect either to (i) terminate this Agreement (whether or not the Inspection Period has expired), and any applicable escrow fees shall be paid by Signal, or (ii) proceed with the acquisition of the Lower Bench subject to such exceptions. The Close of Escrow may be extended as necessary to accommodate the timely exercise of the procedures set forth in this Section 4.3.2, but in no event shall such extension be later than the Outside Date, or such later date as the Parties may agree.

4.3.3.                  Monetary Encumbrances

Notwithstanding anything herein to the contrary, Signal will remove all monetary liens and encumbrances (except any statutory liens for non-delinquent real property taxes or general or special assessments and any mechanic’s liens that have been fully bonded in such a manner that they will not appear as an exception on the Title Policy) affecting any portion of the Lower Bench being conveyed upon the Close of Escrow, and if so removed or bonded, then the State shall have no right to terminate this Agreement as set forth in Section 4.3.2 above by reason of such liens or encumbrances.

4.4.                            Possession

Signal will deliver possession of the Lower Bench to State at the Close of Escrow, free and clear of anyone in possession.

4.5.                            Title Insurance

4.5.1.      The term “Permitted Exceptions” shall mean the exceptions approved by the State pursuant to Sections 4.3.1 and 4.3.2 above. Signal agrees that monetary liens and encumbrances, including unpaid taxes, shall not constitute Permitted Exceptions.

4.5.2.      Signal shall cause the Title Company, at the Close of Escrow, to provide the State with a CLTA owner’s title policy or, at the State’s election, an ALTA extended coverage owner’s title policy in the full amount of the Purchase Price, insuring that fee simple title to the Lower Bench is vested in the State of California subject only to the Permitted Exceptions (the “Title Policy”). Signal will pay the premium for a CLTA policy of title insurance in the amount of the Purchase Price. The State will pay any additional premium for an ALTA extended owner’s policy for the Lower Bench, together with the cost of any survey that may be required in order for the title company to issue an ALTA extended policy of title insurance to State for the Lower Bench. The State will further pay for any endorsements that it may require.

4.6.                            Signal’s Promise Not to Encumber the Lower Bench

During the term of this Agreement, Signal promises not to (a) make or permit to be made, extend or permit to be extended, any leases, contracts, options or agreements affecting the Lower Bench, except any such agreements as may be terminable without penalty (unless Signal pays such penalty) on 30 days’ or less notice; or (b) cause or permit any lien, encumbrance, mortgage, deed of trust, right, restriction or easement to be placed upon or created with respect to the Lower Bench, except such matters as may be imposed by instruments that contain provisions which provide for or allow payment in full or release of the Lower Bench from any lien or encumbrance created thereby at or prior to the Close of Escrow and except such mechanic’s liens or other involuntary liens as are fully bonded in such a manner that they will not appear as an exception on the Title Policy; or (c) cause or permit any mortgage, deed of trust or other lien to be foreclosed upon due to any actions or omissions by Signal, including failure to make a required payment or failure to obtain any required consent.

4.7.                            Condemnation

In the event of the taking of all or any material part of the Lower Bench by eminent domain proceedings, or the commencement of such proceedings prior to the Close of Escrow, the State will have the right, at its option, to terminate this Agreement by written notice to Signal and any applicable escrow fees shall be shared equally by Signal and the State, provided, however, that State will not have such right of termination if such eminent domain proceedings are initiated by any department, board, commission or other agency of the State within the California Resources Agency. If the State does not elect to terminate this Agreement, then the State shall, as applicable, either: (a) proceed to the Close of Escrow as provided herein with the Purchase Price being reduced as applicable, by the total of any awards or other proceeds received or assured to be received by Signal as a result of such proceedings, or (b) proceed to the Close of Escrow as provided herein with an assignment, as applicable, by Signal to the State of all of Signal’s right, title and interest in and to all such awards and proceeds (including, if such taking also affects the Purchase Rights, any awards or proceeds affecting the same). Signal will promptly notify the State in writing of any actual or threatened eminent domain proceedings affecting the Lower Bench of which Signal has actual knowledge or notice.

4.8.                            Obligation to Maintain Lower Bench

During the term of this Agreement and unless otherwise specifically provided in this Agreement, Signal shall not:

4.8.1.      Remove or permit the removal of any vegetation, soil or minerals from the Lower Bench or disturb or permit the disturbance of the existing contours and/or other natural features of the Lower Bench; provided that this covenant shall not be construed to restrict or prohibit Signal from taking any and all actions necessary to (i) prudently maintain and manage the Lower Bench with respect to fire prevention, health or safety purposes or (ii) implement any of the easements or other agreements described in the PTR; or

4.8.2.      Cause or permit any agent, employee, contractor, invitee or other person within the reasonable control of Signal to release or deposit any material on the Lower Bench, including, without limitation, trash, debris, hazardous materials, or solid or liquid wastes of any kind.

4.9.                            Condition Upon Close of Escrow

Signal agrees to deliver the Lower Bench to the State at the Close of Escrow in substantially the same condition as on the Agreement Date, except for ordinary wear and tear and the impact of weather conditions and other natural forces beyond the control of Signal.

Article 5
Deliveries Into Escrow

5.1.                            Documents to be Delivered by Signal

No later than one business day before the earlier of the Outside Date or the scheduled Close of Escrow, Signal shall deliver or cause to be delivered to Title Company:

5.1.1.      A recordable grant deed (the “Grant Deed”), duly executed and acknowledged by Signal, conveying the Lower Bench to the State, in the form of Exhibit C attached hereto.

5.1.2.      An Affidavit executed by Signal stating that Signal is not a “foreign person” under Section 1445(b) of the Internal Revenue Code, and a Franchise Tax Board (State of California) Form 590 executed by Signal (“Affidavit”).

5.1.3.      Natural Hazard Disclosure Statement executed by Signal, in the form of Exhibit D hereto (“Disclosure”).

5.1.4.      All other documents reasonably required by Title Company in order to allow Close of Escrow to take place.

5.2.                            Funds and Documents to be Delivered by State

Not later than one business day before the earlier of the Outside Date or the scheduled Close of Escrow, State shall deliver or cause to be delivered to Title Company:

5.2.1.      Immediately available funds, in an amount equal to the Purchase Price.

5.2.2.      State’s standard form of certificate of acceptance of the Grant Deed, executed by State (the “Acceptance”).

5.2.3.      A copy of the Disclosure, executed by State.

5.2.4.      All other documents reasonably required by Title Company in order to allow Close of Escrow to take place.

Article 6
Conditions Precedent to Closing

6.1.                            State’s Closing Conditions

The State’s obligation to perform under this Agreement and to close Escrow shall be conditioned upon satisfaction of each of the conditions precedent which are listed below for the benefit of the State. No waiver of a condition precedent by the State shall be effective or enforceable unless in writing signed by the State. The following are the conditions precedent for the benefit of the State:

6.1.1.      Delivery of Documents and Funds

Signal shall have completed the timely delivery to Title Company of all documents and funds which this Agreement requires Signal to deliver or cause to be delivered to Title Company.

6.1.2.      Performance of Obligations

Signal shall have timely performed the obligations required to be performed by it on or before the Close of Escrow.

6.1.3.      Representations and Warranties of Signal

There shall be no inaccuracy in or breach of any Signal’s representations, warranties and covenants set forth in Article 10 and elsewhere in this Agreement.

6.1.4.      Title Policy

The Title Company shall be irrevocably committed to issue the Title Policy to State, upon the Close of Escrow.

6.1.5.      Condition of Lower Bench

Between the Agreement Date and the Close of Escrow there shall have been no material adverse change in the physical condition of the Lower Bench.

6.1.6.      Terminations

All leases, contracts, options or agreements affecting or encumbering the Lower Bench and not constituting a Permitted Exception which the State requires Signal to terminate shall have been terminated.

6.1.7.      Required Approvals

The Wildlife Conservation Board (as defined in California Fish and Game Code Section 1320) shall have approved and authorized the acquisition of the Lower Bench at a public meeting and identified such funds as are necessary to carry out such transaction as required by Section 6.3.

6.2.                            Signal’s Closing Conditions

Signal’s obligation to perform under this Agreement and to close Escrow shall be conditioned upon satisfaction of each of the conditions precedent which are listed below for the benefit of Signal. No waiver of a condition precedent by Signal shall be effective or enforceable unless in writing signed by Signal. The following are the conditions precedent for the benefit of Signal:

6.2.1.      Delivery of Documents and Funds; Performance

The State shall have completed the timely delivery to the Title Company of all documents and funds which this Agreement requires the State to delivery or cause to be delivered to Title Company and shall have performed the obligations required of it on or before the Close of Escrow.

6.2.2.      Required Approvals

Signal shall have obtained approval of this Agreement from its shareholders in their sole discretion. Signal shall notify State in writing promptly upon receipt of shareholder approval.

6.2.3.      Representations and Warranties of State

There shall be no material inaccuracy in or breach of any of State’s representations and warranties set forth in Article 11.

6.3.                            State Approval and Identification of Funds

Concurrently with the approval and authorization of State’s acquisition of the Lower Bench by the Wildlife Conservation Board, the State shall identify the funds to be used to pay the Purchase Price, which funds (a) shall be appropriated to State in such a manner that such funds may be used to consummate the transactions contemplated by this Agreement, (b) shall not be encumbered for other State purposes, and (c) shall not be subject to re-appropriation by the California State Legislature, provided this Agreement is approved by DGS, the Department of Finance (following notification to the Joint Legislative Budget Committee) authorizes the State to commit such identified funds, and the Close of Escrow occurs.

6.4.                            Execution and Delivery of Agreement

The Parties acknowledge and agree that in order for the Wildlife Conservation Board to consider approving and authorizing the acquisition of the Lower Bench by the State, Signal is required to deliver an executed copy of this Agreement to the State for consideration. The Parties further acknowledge and agree that following consideration and approval by the Wildlife Conservation Board, this Agreement must be executed by the State and thereafter forwarded to DGS for approval, and that unless and until such approval is provided by DGS, this Agreement shall not be binding upon the State or Signal.

6.5.                            Termination of Agreement Upon Disapproval

Notwithstanding any other provision set forth herein, Signal may withdraw the executed copy of this Agreement delivered to the State and shall not be bound further by this Agreement by providing written notice of such intent to the State within 10 days after formal action by the Wildlife Conservation Board disapproving the State’s entry into or rejecting this Agreement or within 10 days after formal action by the shareholders of Signal disapproving Signal’s entry into or rejecting this Agreement.

Article 7
Closing the Escrow

7.1.                            The Closing

When all the required documents and funds have been deposited with the Title Company by the appropriate parties in accordance with Article 5, and when all of the other conditions precedent to the Close of Escrow have been satisfied or waived, the Title Company shall do the following:  (a) date all undated documents as of the date of the Close of Escrow, (b) attach the Acceptance to the Grant Deed, (c) to the extent counterparts of documents have been provided, detach and re-attach signature pages so that there are fully executed sets of the documents, (d) pay all fees and expenses incident to the Escrow as set forth in Article 9 and (f) in the following order:

7.1.1.      Record the Grant Deed and the Acceptance in the Official Records of Orange County.

7.1.2.      Deliver to State the Affidavits and one fully executed set of Disclosures.

7.1.3.      Deliver to Signal by wire transfer in accordance with wiring instructions to be provided by Signal, an amount equal to the Purchase Price, adjusted by deducting Signal’s share of closing costs, if any, and deducting any net debit or crediting any net credit to Signal’s account by reason of prorations.

7.1.4.      Deliver conformed copies of all the recorded documents to State and Signal at the addresses set forth in Section 12.6 hereof.

7.2.                            Escrow Termination

If for any reason the Escrow has not closed by 11:59 p.m. on the Outside Date, then (a) the Escrow shall be deemed terminated automatically without further action by either party, (b) any documents and/or funds deposited with Title Company shall be returned to the party depositing the same (less escrow cancellation charges chargeable to such party from any such funds), without any further consent from any other party to the Escrow, and (c) unless otherwise provided in this Agreement, all escrow cancellation charges shall be paid 50% by State and 50% by Signal. The termination of the Escrow as provided herein shall be without prejudice to the legal and equitable rights a party has against the other party under this Agreement for breach.

Article 8
Prorations

8.1.                            Real Property Taxes Affecting the Lower Bench

Signal shall cause all property taxes, assessments, penalties and interest, if any (collectively, “taxes”), regarding the Lower Bench for all periods on and prior to the Close of Escrow to be paid prior to the Close of Escrow. Signal shall be solely responsible for obtaining any refund from the County of Orange or other taxing authority of real property taxes caused to be paid by Signal and affecting the Lower Bench for the period after the Close of Escrow. At Signal’s sole cost, the State shall, upon demand, promptly execute and deliver any documents or instruments reasonably requested by Signal in order to facilitate obtaining such refund. Signal shall also be responsible to pay taxes not due and payable at Close of Escrow but which are attributable to any time prior to Close of Escrow.

8.2.                            Prorations

There shall be no prorations except as provided in Section 8.1 above.

Article 9
Closing Costs

9.1.                            Cost Allocation

Signal shall be responsible for payment of the costs of the CLTA Title Policy. The State shall be responsible for any additional title insurance premium over and above that for a CLTA Title Policy associated with obtaining an ALTA policy of title insurance and for the costs of endorsements. The State and Signal shall equally bear the escrow fees of the Title Company. Other fees and charges, if any, shall be allocated according to the custom of Orange County, California, as declared by the Title Company. The State will pay its share of the closing costs after the Close of Escrow directly to the Title Company.

9.2.                            Legal Fees

Each party shall bear its respective legal fees and expenses incurred in negotiating, documenting and closing this transaction.

Article 10
Signal’s Representations and Warranties

10.1.                     General Representations and Warranties

Signal hereby makes the following representations and warranties, each of which is as of the Agreement Date, and will be as of the Close of Escrow, true in all material respects:

10.1.1.    Signal has the full power and authority to enter into and perform this Agreement and the person signing this Agreement for Signal has the full power and authority to sign for Signal and to bind it to (i) perform the obligations set forth in this Agreement, and (ii) to sell, transfer and convey all its right, title and interest in and to the Lower Bench in accordance with this Agreement.

10.1.2.    To the best of Signal’s knowledge, based solely on the knowledge of Raymond J. Pacini, Signal’s President and Chief Executive Officer, and Ed Mountford, Signal’s Project Manager, the conveyance of the Lower Bench in accordance with this Agreement will not violate any provision of State or local subdivision laws.

10.1.3.    The Lower Bench has legal and physical access to a public road insurable by the CLTA Title Policy.

10.1.4.    There is no tenant or occupant in possession of any part of the Lower Bench.

10.1.5.    There is no suit, action, arbitration, legal, administrative or other proceeding or inquiry pending against the Lower Bench, or pending against Signal which could affect Signal’s title to the Lower Bench, materially affect the value of the Lower Bench, or subject an owner of the Lower Bench to liability related to the Lower Bench.

10.1.6.    There is no order, writ, injunction or decree issued by any court prohibiting the consummation of the transactions contemplated by this Agreement.

10.1.7.    Signal is not insolvent and has not filed for protection under the bankruptcy laws of the United States.

10.1.8.    There are no encumbrances or liens against the Lower Bench, including, but not limited to, mortgages or deeds of trust, except as set forth in the PTR or as permitted by Section 4.6, and there is no event of default under any mortgage or deed of trust affecting the Lower Bench.

10.1.9.    There is no lease, license, permit, option or right of first refusal, written or oral, which affects the Lower Bench, except as disclosed in the PTR.

10.1.10. To the best of Signal’s knowledge, except as set forth in the PTR and any survey provided by Signal to the State, there are no encroachments by third parties on the Lower Bench and no improvements on the Lower Bench that encroach upon the property of any third party.

10.1.11. None of the transactions contemplated by this Agreement will constitute a breach or default under any agreement to which Signal is bound and/or to which the Lower Bench is subject (except existing deeds of trust which will be reconveyed prior to the Close of Escrow).

10.1.12. There are no and have been no actual or impending public improvements or private rights or actions which will result in the creation of any liens upon the Lower Bench, including public assessments or mechanics’ liens. In addition, except for a notice from the Coastal Commission, dated May 11, 1004 regarding paint ball activities/“development,” there are no uncured notices from any governmental agency notifying Signal of any violations of law, ordinance, rule or regulation, including environmental laws, occurring on the Lower Bench.

10.2.                     Hazardous Materials

10.2.1.           Definitions.

As used in this Section 10.2, the following terms shall have the following meanings:

(i)           “Hazardous Material” means any material, substance or waste which is defined as or contains any hazardous substance, pollutant or contaminant as those terms are defined, designated, classified or listed in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. as amended (“CERCLA”) and the regulations promulgated thereunder, and any other material substance or waste similarly defined, designated, classified, listed or identified in any other “Environmental Laws,” as defined below. This definition specifically includes asbestos-containing material, petroleum, including crude oil or any fraction thereof, petroleum-based products, pesticides and polychlorinated biphenyls (“PCBs”).

(ii)          “Environmental Laws” means each and every federal, state, and local law, statute, regulation and ordinance or binding judicial or administrative order, decree or other determination of any governmental authority governing the manufacture, import, use, handling, storage, transport, processing, release or disposal of materials, substances or wastes, pollutants or contaminants deemed hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic, reproductive toxicant or dangerous or injurious to public health or to the environment or relative to air quality, water quality, solid waste management, hazardous waste management, hazardous or toxic substances or protection of human health or the environment, including, but not limited to, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.) (“RCRA”), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, Rodenticide Act (7 U.S.C. Section 136 et seq.), as each of these laws have been amended, and any analogous state or local statutes and regulations promulgated pursuant thereto, as the same have been amended.

10.2.2.           Representation and Warranty

Signal represents and warrants to State as of the Agreement Date and as of the Close of Escrow, based solely on the knowledge of Raymond J. Pacini and Ed Mountford, that there are no Hazardous Materials on, in or under the Lower Bench except as disclosed in Exhibit E attached hereto. Signal hereby agrees to indemnify and hold the State harmless with regard to any breach of this Section 10.2 except with respect to any Hazardous Materials deposited by the State. This Section 10.2 shall survive the Closing.

10.2.3.           Non-Waiver

Signal and the State acknowledge and agree that nothing in this Section 10.2 or elsewhere in this Agreement constitutes or shall be deemed a release of Signal by the State of liability, if any, for the cleanup, investigation or remediation of hazardous materials under applicable Environmental Laws or under common law. The State hereby reserves all such rights and claims or causes of action, if any, against Signal or any other person or entity under applicable Environmental laws or under common law. The provisions of this Section 10.2 shall survive the Close of Escrow.

Article 11
State’s Representations and Warranties

State hereby makes the following representations and warranties, each of which is as of the date State executes this Agreement, and will be as of the Close of Escrow, true in all material respects:

11.1.       State acknowledges that it independently or through its respective agents, has been given access to the Lower Bench and that it has made, or will have made, such inquiries, inspections, tests, studies and analyses of the Lower Bench as it deems necessary or desirable in connection with this transaction.

11.2.       State acknowledges and agrees that Signal is conveying and State is acquiring and accepting the Lower Bench in its current condition except as expressly provided in this Agreement. Except as expressly provided in this Agreement, Signal disclaims any and all representations and warranties, express or implied, from Signal or its agents as to any matter concerning the Lower Bench, including without limitation fitness for any particular purpose for which State may elect to use the Lower Bench. The provisions of this Section 11.2 do not in any way relieve either Party of any obligation under this Agreement or any other document executed and delivered by either party to the other party pursuant to this Agreement.

11.3.       Subject to the approval of DGS, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach of the terms of, conditions of, or constitute a default under, any contractual obligation by which the State is bound.

11.4.       Subject to the approval of DGS and the Department of Finance, the State is duly authorized and qualified to do all things required of it under this Agreement.

11.5.       The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any order, writ, injunction or decree of any court in any litigation to which State is a party.

11.6.       Subject to the approval of the DGS, the person executing this Agreement on behalf of the State is and will be duly authorized to fully and legally bind the State.

Signal’s only remedy for any inaccuracy or breach of the representations and warranties set forth in Sections 11.4 through 11.6 shall be to treat such inaccuracy or breach as a failure to satisfy the closing condition set forth in Section 6.2.3

Article 12
Miscellaneous Provisions

12.1.                     Waiver; Modification

No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver shall be binding unless in writing and signed by the party making the waiver. A modification of any provision herein contained, or any other amendment to this Agreement, shall be effective only if the modification is in writing and signed by the Parties.

12.2.                     Applicable Law

This Agreement shall in all respects be governed by the laws of State of California applicable to agreements executed and to be wholly performed within this State without regard to principles of conflicts of law.

12.3.                     Attorneys’ Fees

Should either Party commence any legal action or proceeding to enforce any provision of this Agreement or for damages by reason of an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the Party not prevailing such amount as the court may adjudge to be reasonable attorneys’ fees for services rendered to the prevailing party in such action or proceeding.

12.4.                     No Brokers

Signal shall be responsible for any brokerage fees or commissions relating to the purchase of the Lower Bench by the State.

12.5.                     Separate Counterparts

This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument.

12.6.                     Notices

Any notice, demand or other communication required or given under this Agreement (“Notice”) shall be in writing and given personally, by certified or registered mail, postage prepaid, return receipt requested, by confirmed fax, or by reliable overnight courier to the address of the respective parties set forth below. Any Notice shall be deemed given (a) if served personally, upon receipt, (b) if served by facsimile transmission, on the date of receipt as shown on the received facsimile provided Notice is given concurrently by first-class mail, and (c) if served by certified or registered mail or by reliable overnight courier, on the date of receipt as shown on the addressee’s registry or certification of receipt or on the date receipt is refused as shown on the records or manifest of the U.S. Postal Service or such courier. Each Party may, from time to time, designate any other address for purposes of Notice by giving written Notice to the other Party. Notices shall be given as follows:

If to Signal, to:

Signal Landmark
6 Executive Circle, Suite 250
Irvine, CA 92614
Attn.: Raymond J. Pacini
Facsimile No.: (949) 261-6550

with a copy to:

Nossaman, Guthner, Knox & Elliott, LLP
445 South Figueroa Street—31st Floor
Los Angeles, California 90071-1602
Attn.: Howard D. Coleman, Esq.
Facsimile No.: (213) 612-7801

If to State, to:

Department of Fish & Game
Wildlife Conservation Board
1807 13th Street, Suite 103
Attn.: Executive Director
Facsimile No.: (916) 323-0280

with a copy to:

Department of Fish & Game
1416 Ninth Street, 12th Floor
Sacramento, CA 95814
Attn: General Counsel
Facsimile No.: (916) 654-3805

12.7.                     Captions, Number and Gender, Exhibits

The captions appearing at the commencement of the articles, sections and subsections of this Agreement are descriptive only and for convenience in reference. Any reference to a section herein includes all subsections thereof. Should there be any conflict between any such caption and the article, section or subsection at the head of which it appears, the article, section or subsection and not the caption shall control and govern the construction of this Agreement. In this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so requires. All exhibits attached hereto and referenced in the body of this Agreement are incorporated herein by such reference.

12.8.                     Survival

All representations, warranties, covenants and agreements made and all obligations to be performed under the provisions of this Agreement to the extent not performed at or before the Close of Escrow shall survive the Close of Escrow and shall not be deemed to merge with the Grant Deed upon delivery or acceptance thereof. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

12.9.                     Further Action

The Parties shall duly execute and deliver on a timely basis such papers, documents and instruments and perform all acts reasonably necessary or proper to carry out and effectuate the terms of this Agreement. This Section 12.9 shall survive the Close of Escrow.

12.10.              Performance

Time is of the essence of this Agreement and of each provision hereof.

12.11.              No Presumption Regarding Drafter

The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, neither party shall be deemed to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

12.12.              Days and Months

Unless otherwise stated, all references to days or months herein shall be references to calendar days or calendar months. If the date upon which performance under this Agreement would be due is a Saturday, Sunday or State or federal holiday, then performance shall instead be due on the next business day.

12.13.              No Third Party Beneficiary

The Parties do not intend by any provision of this Agreement to confer any right, remedy or benefit, express or implied, on any third party. No third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by any provision of this Agreement.

12.14.              Severability

If any provision of this Agreement is found invalid or unenforceable, such provision shall be enforced to the maximum extent possible and the other provisions shall remain in full force and effect to the extent they can be reasonably applied in the absence of such invalid or unenforceable provision.

12.15.              Integration

This Agreement supercedes all prior agreements and understandings between the Parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

“SIGNAL”
SIGNAL LANDMARK, a California corporation (successor by merger to Signal Bolsa Corporation
By:	/s/ RAYMOND J. PACINI
Raymond J. Pacini, President and Chief Executive Officer
Date:	7/7/04
“STATE”
STATE OF CALIFORNIA ACTING BY AND THROUGH ITS DEPARTMENT OF FISH AND GAME, WILDLIFE CONSERVATION BOARD
By:	/s/ AL WRIGHT
Al Wright, Executive Director
Date:	May 16, 2005
APPROVED BY:
STATE OF CALIFORNIA DEPARTMENT OF GENERAL SERVICES
By:
Name:
Title
Date:

Acceptance by Title Company

The undersigned Title Company acknowledges receipt on                       , 2004, of a copy of the foregoing Purchase and Sale Agreement and Escrow Instructions executed by Signal and the State, and hereby agrees to comply with the instructions set forth therein. This Escrow is assigned Escrow No.                         .

TITLE COMPANY:
FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation
By:
Name:
Title:

CALIFORNIA COASTAL COMMUNITIES, INC.
Annual Meeting August 11, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Raymond J. Pacini is hereby authorized to vote all shares of Common Stock of California Coastal Communities, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of California Coastal Communities, Inc. to be held on Thursday, August 11, 2005 and at any adjournments, as specified on the reverse side.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

      (Please mark this proxy and sign and date it on the
reverse side hereof and return it in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

A vote FOR Proposals 1, 2, and 3 is recommended by the Board of Directors

1. Election of Directors with terms expiring at the Annual Meeting in 2006.

NOMINEES: 01 Geoffrey W. Arens, 02 Phillip R. Burnaman II, 03 Raymond J. Pacini, and 04 Thomas W. Sabin, Jr.	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
	☐	☐
(Instructions: To withhold authority to vote for any nominee, write that nominee’s name on the line below.)

2. Board Proposal for the adoption of the following resolution:

                RESOLVED, that the stockholders of the Company do hereby approve the sale of the 103-acre Lower Bench of the Company’s Bolsa Chica Mesa property for $65 million in the manner contemplated by the Agreement; provided, however, that the CDP for the Upper Bench development plan approved by the Coastal Commission on April 14, 2005 must have been received by the Company before the Closing Date.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2005.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign name below exactly as imprinted (do not print).

Signature                                                        Signature                                                        Date

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

FOLD AND DETACH HERE